                                                                EXHIBIT 10.44


                                 EMPLOYMENT AGREEMENT



          AMENDED AND RESTATED AGREEMENT by and between Hilton Hotels Corporation, a Delaware corporation (the "Company"), and Stephen F. Bollenbach (the "Executive"), dated as of March 9, 2000.

          WHEREAS, the Board of Directors of the Company (the "Board") determined that it was in the best interests of the Company and its shareholders to continue to employ the Executive as President and Chief Executive Officer, and the Executive desired to continue to serve in that capacity;

          WHEREAS, the Executive and the Company entered into an Employment Agreement dated as of the effective date (the "Split Date") of a transaction whereby the Company separated its gaming operations from its lodging operations which occurred in December, 1998;

          WHEREAS, in light of the significant increase in the size of the Company and the complexity of its business as a result of the acquisition of Promus Hotel Corporation and the critical role of the Executive in assuring that the Company and its shareholders realize the expectations for that acquisition, the Company wishes to assure that the Executive's compensation is comparable to the competitive market for talented chief executives;

          WHEREAS, the Board desires to amend the Employment Agreement to increase the Executive's cash compensation and provide the Executive with retirement and survivor benefits as a further inducement to retain the Executive;

          NOW, THEREFORE, IT IS HEREBY AGREED THAT THE EMPLOYMENT AGREEMENT SHALL BE AMENDED AND RESTATED, EFFECTIVE AS OF MARCH 9, 2000, TO READ AS
FOLLOWS:


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          1.   EMPLOYMENT PERIOD.  The Company shall continue to employ the
Executive, and the Executive shall serve the Company, on the terms and conditions set forth in this Agreement, for the period beginning on the Split Date (the "Commencement Date") and ending on July 1, 2005, which shall automatically renew for periods of one year unless one party gives written notice to the other, at least 60 days prior to July 1, 2005 or at least 60 days prior to the end of any one-year renewal period, that the Agreement shall not be further extended, except as otherwise specifically provided below (the "Employment Period").

          2. POSITION AND DUTIES. (a) During the Employment Period, the Executive shall continue to be employed as the President and Chief Executive Officer of the Company and, when applicable, the Company shall cause the Executive to be reelected as a member of the Board. In his executive capacities, the Executive shall report to the Board. During the Employment Period, the Executive shall have authority to make all executive decisions, plan the strategic direction of the Company, and hire, promote and terminate the employment of all personnel, subject to the direction of the Board. During the Employment Period, the Executive shall have such reasonable and customary powers as are generally associated with the positions of President and Chief Executive Officer, including, without limitation, authority to expend capital resources of the Company and shall have, subject to the direction of the Board, authority to fill all management positions.

               (b) If, during the Employment Period, Barron Hilton shall cease to serve as Chairman of the Board for any reason, the Company shall cause the Executive thereupon to be elected as Chairman of the Board in addition to the positions of President and Chief Executive Officer and shall, as Chairman, report directly to the Board.


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               (c)    During the Employment Period, and excluding any periods
of vacation and sick leave to which the Executive is entitled, the Executive shall devote principal attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive under this Agreement, use the Executive's reasonable best efforts to carry out such responsibilities faithfully and efficiently. Notwithstanding the foregoing, nothing in this Agreement shall be construed to limit the ability of the Executive from providing services to the entity which holds the Company's gaming operations following the Split Date. It shall not be considered a violation of the foregoing for the Executive to (A) serve on corporate, civic or charitable boards or committees (excluding those which would create a conflict of interest), (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities do not materially interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement.

               (d) The Executive's services shall be performed primarily at the Company's Headquarters in Beverly Hills, California.

          3. COMPENSATION. (a) BASE SALARY. During the Employment Period, the Executive shall receive an annual base salary ("Annual Base Salary") of $1,000,000, payable in accordance with the regular payroll practices of the Company.

               (b)    ANNUAL BONUS.

                      (1) In addition to the Annual Base Salary, the Executive shall be eligible to receive, for each fiscal year or portion of a fiscal year ending during the Employment


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Period, an annual bonus (the "Annual Bonus"), pursuant to the Company's annual incentive plan, with a target equal to 100% of Annual Base Salary and a maximum of 200% of Annual Base Salary.

                      (2) That portion of such Annual Bonus during any taxable year of the Company which, when added to any otherwise deductible compensation and benefits paid or provided to the Executive by the Company during such taxable year, would not be deductible by the Company in the taxable year such Annual Bonus is paid or accrued because of the applicable limitations under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), shall be deferred annually and paid to the Executive, in a lump sum, on that date (the "Deferral Date") which is 30 days after the earlier of (i) the last day of the Company's taxable year in which the Executive ceases to be a "covered employee" within the meaning of Section 162(m)(3) of the Code or (ii) the date upon which the Company's deduction with respect to all deferred Annual Base Salary shall no longer be subject to limitation under Section 162(m) of the Code or any successor section thereto.

                      (3) Except as otherwise provided below, any amounts of Annual Bonus deferred as provided above shall be credited, from the date it would otherwise have been paid to the date the deferred amounts are paid, with interest at a floating rate equal to the rate which Morgan Guaranty announces from time to time as its prime lending rate, as in effect from time to time, compounded quarterly, and such accrued interest shall be paid to the Executive on the Deferral Date (said deferred Annual Bonus plus interest collectively referred to as the "Deferred Compensation"). Notwithstanding the foregoing, the Executive may elect, prior to the end of each calendar year for which an Annual Bonus is payable, to have all or any portion of the Deferred Compensation for that year treated as though invested in shares of the Company's common stock,


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on a book entry account basis.  Such Deferred Compensation shall be deemed to be used to purchase such shares on the date the Annual Bonus would have been paid, based on the average of the high and low trading prices of the stock on such day. The number of shares credited to the Executive's account under this subparagraph (3) shall be adjusted to reflect any changes to the Company's capital structure in the same manner as if shares were actually issued to the Executive on the day the Annual Bonus would otherwise have been paid. The Company shall also credit the Executive's account with additional amounts equivalent to any and all dividends or distributions paid on its shares of common stock (on the same basis as though such shares had been outstanding on the record date for such dividend or distribution), with any such dividends or distributions deemed invested in additional shares of the Company's common stock based on the average of the high and low trading prices of the stock on the day the dividend or distribution is payable to shareholders of the Company.

                      (4) The Deferred Compensation shall be paid on the Deferral Date by wire transfer to an account designated by the Executive prior to the Deferral Date, (or by transfer of shares of common stock to the extent of the account referred to in subparagraph (3)).

               (c) OTHER BENEFITS. During the Employment Period: (i) the Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs of the Company to at least the same extent as other senior executives of the Company, provided that in determining the Executive's participation in any incentive plans the Incentive Options, as defined below, shall be taken into account; and (ii) the Executive and/or the Executive's family, as the case may be, shall be eligible for participation, and shall receive all benefits under, all welfare benefit plans, practices, policies and programs provided by the Company (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life insurance,


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group life insurance, accidental death and travel accident insurance plans and programs) to at least the same extent as other senior executives of the Company.

               (d) EXPENSES. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in carrying out the Executive's duties under this Agreement, provided that the Executive complies with the generally applicable policies, practices and procedures of the Company for submission of expense reports, receipts, or similar documentation of such expenses.

               (e) FRINGE BENEFITS AND AIR TRAVEL. During the Employment Period, the Executive shall be entitled to fringe benefits and perquisites in accordance with the most favorable plans, practices, programs and policies of the Company as in effect at the time with respect to other senior executives of the Company, including, without limitation, the use of an automobile and payment of related expenses; and first-class travel accommodations on all commercial carriers for travel related to the business of the Company. The Executive shall also be entitled to unrestricted, but not exclusive, use of the Company's aircraft (leased or owned); provided, however, that if the Executive uses the Company's aircraft for his personal purposes, he shall incur the Federal, state and local income tax consequences for the value of such usage, as determined in accordance with the Company's cost determination methodology applied to the Company's senior executives with respect to their personal use of the Company's aircraft.

               (f) OFFICE AND SUPPORT STAFF. During the Employment Period, the Executive shall be entitled to his current office at the Company's Beverly Hills Headquarters, and to secretarial and other assistance, at least equal to the most favorable of such as provided with


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respect to other senior executives of the Company.  Without limiting the generality of the foregoing, the Executive shall at all times have a personal secretary and a personal assistant.

               (g) VACATION. During the Employment Period, the Executive shall be entitled to four weeks of paid vacation annually.

               (h) STOCK OPTIONS: (i) On the Split Date, the Executive was granted non-statutory stock options (the "Incentive Options") under the Company's 1996 Stock Incentive Plan, as amended (the "Stock Plan) covering 6,000,000 shares of the Company's (but not the gaming company's) post-Split common stock in tranches of 4,000,000 shares (the "Regular Option") and 2,000,000 shares (the "Special Option"), respectively. The exercise price of the shares subject to the Regular Option is $13.625. The exercise price of the shares subject to the Special Option is $27.52676. The Incentive Options shall be exercisable for 10 years after the Split Date except as otherwise specifically provided in this Agreement.

The Regular Option shall vest and become exercisable according to the following schedule if the Executive continues in the employment of the Company through the applicable vesting date(s), except as otherwise specifically provided herein:

                      (1)   25%:   on the first anniversary of the Split Date.

                      (2)   50%:   on the second anniversary of the Split Date.

                      (3)   75%:   on the third anniversary of the Split Date.

                      (4)   100%:  on the fourth anniversary of the Split Date.

The Special Option shall vest and become exercisable on the date that is 9 years and 9 months following the Split Date if the Executive continues in the employment of the Company through such date; provided, however, that, if, at any time prior to the fifth anniversary of the Split Date, the


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closing price of the Company's common shares on the New York Stock Exchange equals or exceeds $36.70234, on each of any 7 consecutive trading days, all shares under the Special Option shall be immediately vested and exercisable if the Executive continues in the employment of the Company through the applicable vesting date, except as otherwise specifically provided herein. Notwithstanding the foregoing, all shares subject to the Regular Option and the Special Option shall vest and become exercisable upon the occurrence of any of the following events (each of (A), (B) and (C) below a "Triggering Event"):

                      (A) termination of the Executive's employment by the Company other than for (i) Cause, as defined below or (ii) non-renewal of the Agreement;

                      (B) termination of the Executive's employment because of death or Disability; or

                      (C) termination of employment by the Executive for Good Reason, as defined below;

provided that one-half of the unvested portion of the Regular Option and the unvested portion of the Special Option shall vest and become (and remain) exercisable upon a Triggering Event only if Executive does not breach the terms of the covenants contained in Section 8 below; such vesting and exercisability shall be part of the consideration for the Executive's undertakings under
Section 8.

               (ii) If a Triggering Event occurs, any portion of the Incentive Options that have become vested on or before the date of such Event (including without limitation, any portion that becomes exercisable due to such Triggering Event) shall remain exercisable until the


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earlier to occur of (x) the fifth anniversary of such date of termination or (y)
the tenth anniversary of the Split Date. All non-vested Incentive Options shall immediately terminate.

               (iii) The Executive may assign the right to exercise the Incentive Options to his spouse, children, grandchildren, or parents of a recipient, to trusts for the benefit of the Executive's immediately family, to a family partnership or limited liability company designated by the Executive in which the Executive's family members are the only partners or shareholders or to an entity exempt from federal income tax under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended (the "Code").

               (iv) The Incentive Options shall be subject to the terms of the Stock Plan in all respects not described herein.

               (i)    SUPPLEMENTAL RETIREMENT BENEFIT.

               (i) JOINT AND SURVIVOR ANNUITY BENEFIT. Subject to the terms and conditions set forth herein, the Executive shall be entitled to a supplemental retirement benefit (the "Supplemental Benefit"), in the form of a 100% joint and survivor annuity, which shall provide the Executive and his spouse with a lifetime annual benefit, commencing on the later of (x) July 1, 2005, and (y) the date of the Executive's termination from the employment of the Company, (the "Distribution Date") equal to 25% of the Executive's total cash compensation (Annual Base Salary and Annual Bonus, without regard to the effect of any deferrals as provided above) for the Executive's service to the Company through the July 1, 2005. The Executive shall vest in such Supplemental Benefit in 20% increments on June 30 of each year, beginning June 30, 2001 and be fully vested on June 30, 2005, provided that the Executive is employed by the Company on each such June 30 and the Executive shall have a 100% nonforfeitable right in the Supplemental Benefit


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on and after June 30, 2005; and, provided, further, that, after the occurrence of a Change of Control, as defined below, and as further consideration for the Executive's undertaking not to breach the terms of the covenants contained in
Section 8 below, in the event of the involuntary, or Good Reason, termination of the Executive's employment from the Company, other than on account of death, disability or Cause, three additional years shall be added to the Executive's service for the purposes of determining his vesting rights only.

          (ii) OPTIONAL CONVERSION. To provide the Executive both with an additional incentive to enhance the value of the Company's common stock for its shareholders and the opportunity to increase his retirement income if the value of the stock is enhanced, and to enable the Company to fix its exposure for the Supplemental Benefit for financial accounting purposes, the Company has offered the Executive the opportunity to elect, and the Executive hereby elects, to convert his right to receive the joint and survivor annuity described in subparagraph (i) above into a phantom interest in the equivalent value of the Company's common stock. The parties agree that this conversion results in a credit to a book entry account for the Executive of 700,000 of its common shares, which has been derived based on the estimated present value of such joint and survivor benefits (without regard to whether such benefits are currently vested), as calculated using as his covered compensation the Executive's total annual cash compensation to be provided under this Agreement (whether or not deferred) with the Annual Bonus component calculated solely at the target level of performance, and the current trading value of the common stock. By reason of such election, in lieu of the joint and survivor benefits described in subparagraph (i) above, the Executive shall be entitled to receive a distribution, on the Distribution Date, of 700,000 shares of common stock multiplied by his vested percentage in respect of the Supplemental Benefit. Such distribution


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shall be made as soon as practicable after the Distribution Date (or such later date(s) as the Executive shall elect at least 13 months prior to the Distribution Date but in no more than 10 annual installments). The number of shares credited to the Executive's account under this subparagraph shall be adjusted to reflect any changes to the Company's capital structure in the same manner as if shares were actually issued to the Executive on March 9, 2000. The Company shall also credit the Executive's account with additinal amounts equivalent to any and all dividends or distributions paid on its shares of common stock (on the same basis as though such shares had been outstanding on the record date for such dividend or distribution), with any such dividends or distributions deemed invested in additional shares of the Company's common stock based on the average of the high and low trading prices of the stock on the day the dividend or distribution is payable to shareholders of the Company.

               (j) DEATH BENEFIT AND LIFE INSURANCE. During the Employment Period, the Executive shall be entitled to a Company-provided death benefit in the following amounts:

          Date of Death                           Amount of Benefit
          -------------                           -----------------
     On or before June 30, 2001                   $5.0 million

     After June 30, 2001 and before
     July 1, 2002                                 $4.0 million

     After June 30, 2002 and before
     July 1, 2003                                 $3.0 million

     After June 30, 2003 and before
     July 1, 2004                                 $2.0 million

     After June 30, 2004 and before
     July 1, 2005                                 $1.0 million


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In addition, the Company shall purchase for the Executive a $10.0 million face amount, last to die, variable life insurance policy on the lives of the Executive and the Executive's spouse (the "Supplemental Policy"). The Company shall pay the full annual premium, determined at standard underwriting rates, on the Supplemental Policy, up to a maximum annual payment by the Company of $226,000 for each year from 2000 to 2005. Such maximum payment is intended to be in an amount sufficient to carry the Supplemental Policy until the Executive attains age 100, assuming a 10% crediting rate. The Executive may hold his interest in the Supplemental Policy directly or may cause the Supplemental Policy to be held by a trust, but shall assign an interest in such Policy to the Company to assure its recovery of premium, as provided herein. The Executive shall take all actions necessary so as to permit the Company to withdraw from the Supplemental Policy, at the earlier of (i) the death of the last to die of the Executive and his spouse, or (ii) July 1, 2015, the full amount of premiums paid by the Company to carry the Supplemental Policy (or, if the withdrawal occurs prior to the death of the last insured, the Supplemental Policy's cash surrender value, if less than the premiums paid). To the extent, if any, that the actual interest credited under the Supplemental Policy is less than 10% or the Executive terminates employment for any reason other than death prior to July 1, 2005, the Company shall have no obligation to make any further premium payments, and the Executive shall have all options under the Supplemental Policy, not in derogation of the Company's right to withdraw the premiums paid, to decrease the death benefit or to continue the Supplemental Policy (by additional personal contributions or otherwise) with the full death benefit of $10.0 million. Other than as specifically provided herein, with respect to the payment, and the recovery, of premiums paid by the Company, all economic consequences (including taxes of the purchase of


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the Supplemental Policy shall be borne or inure to the benefit of the Executive, or any trust or other vehicle that owns or acquires the Supplemental Policy.

          4.   TERMINATION OF EMPLOYMENT.

               (a) DEATH OR DISABILITY. The Executive's employment and the Employment Period shall terminate automatically upon the Executive's death during the Employment Period. The Company shall be entitled to terminate the Executive's employment because of the Executive's Disability during the Employment Period. "Disability" means that (i) the Executive has been unable, for a period of 180 consecutive business days, to perform the Executive's duties under this Agreement, as a result of physical or mental illness or injury, and
(ii) a physician selected by the Company or its insurers, and acceptable to the Executive or the Executive's legal representative, has determined that the Executive's incapacity is total and permanent. The Executive agrees to reasonably cooperate with the Company in order to obtain its physician's evaluation of the Executive. A termination of the Executive's employment by the Company for Disability shall be communicated to the Executive by written notice, and shall be effective on the 30th day after receipt of such notice by the Executive (the "Disability Effective Date"), unless the Executive returns to full-time performance of the Executive's duties, as determined by the Board, before the Disability Effective Date.

               (b) BY THE COMPANY. (i) The Company may terminate the Executive's employment during the Employment Period for Cause or without Cause. "Cause" means:

                      (A) the willful and continued failure of the Executive substantially to perform the Executive's duties under this Agreement (other than as a result of physical or mental illness or injury), after the Board delivers to the Executive a written demand for substantial performance that specifically


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               identifies the manner in which the Board believes that the
               Executive has not substantially performed the Executive's duties;

                      (B) illegal conduct or gross misconduct by the Executive, in either case that is willful and results in material and demonstrable damage to the business or reputation of the Company; or

                      (C) a breach of the covenants or representations contained in Section 8.

               (ii) A termination of the Executive's employment for Cause shall be effected in accordance with the following procedures. The Company shall give the Executive written notice ("Notice of Termination for Cause") of its intention to terminate the Executive's employment for Cause, setting forth in reasonable detail the specific conduct of the Executive that it considers to constitute Cause and the specific provision(s) of this Agreement on which it relies, and stating the date, time and place of the Special Board Meeting. The "Special Board Meeting" means a meeting of the Board called and held specifically for the purpose of considering the Executive's termination for Cause, that takes place not less than five and not more than fifteen business days after the Executive receives the Notice of Termination for Cause. The Executive shall be given an opportunity, together with counsel, to be heard at the Special Board Meeting. The Executive's termination for Cause shall be effective when and if a resolution is duly adopted at the Special Board Meeting, stating that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in the Notice of Termination for Cause, and such conduct constitutes Cause under this Agreement.

               (c) GOOD REASON. (i) The Executive may terminate employment for Good Reason or without Good Reason. "Good Reason" means:


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                      A.      the assignment to the Executive of any duties
               inconsistent in any material respect (in any respect, following a Change of Control) with paragraph (a) or, if applicable, (b) of
               Section 2 of this Agreement, or any other action by the Company (other than the Split) that results in a material diminution in the Executive's position or authority, duty, titles, responsibilities, or reporting requirements other than an action that is not taken in bad faith and is remedied by the Company within 30 days after receipt of written notice thereof from the Executive;

                      B. any material failure (any failure, following a Change of Control) by the Company to comply with any provision of
               Section 3 of this Agreement, other than a failure that is not taken in bad faith and is remedied by the Company within 30 days after receipt of written notice thereof from the Executive;

                      C. any requirement by the Company that the Executive's services be rendered primarily at a location or locations other than that provided for in paragraph (d) of
               Section 2 of this Agreement, other than normal business travel;

                      D. any purported termination of the Executive's employment by the Company for a reason or in a manner not expressly permitted by this Agreement; or

                      E. any failure by the Company to comply with paragraph (c) of Section 9 of this Agreement.

In addition, following a Change of Control, a termination by the Executive for any reason during the 30-day period immediately following the first anniversary of the Change of Control shall be deemed to be a termination for Good Reason for all purposes of this Agreement.

               (ii) A termination of employment by the Executive for Good Reason shall be effectuated by giving the Company written notice ("Notice of Termination for Good Reason") of the termination, setting forth in reasonable detail the specific conduct of the Company that constitutes Good Reason and the specific provision(s) of this Agreement on which the Executive relies. A termination of employment by the Executive for Good Reason shall be effective on the fifth business day following the date when the Notice of Termination for Good Reason is given,


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unless the notice sets forth a later date (which date shall in no event be later than 30 days after the notice is given).

               (iii) A termination of the Executive's employment by the Executive without Good Reason shall be effected by giving the Company at least 10 business days' advance written notice of the termination.

               (d) DATE OF TERMINATION. The "Date of Termination" means the date of the Executive's death, the Disability Effective Date, the date the termination of the Executive's employment by the Company for Cause or by the Executive for Good Reason or without Good Reason, as the case may be, is effective.

          5. OBLIGATIONS OF THE COMPANY UPON TERMINATION. (a) BY THE COMPANY OTHER THAN FOR CAUSE, DEATH OR DISABILITY OR BY THE EXECUTIVE FOR GOOD REASON. If, during the Employment Period, the Company terminates the Executive's employment, other than for Cause or Disability or by reason of the Executive's death, or the Executive terminates employment for Good Reason, the Company shall fulfill its obligations as to Base Salary under Section 3(a) hereof for the balance of the Employment Period. Fifty percent of such amounts shall be consideration for the Executive's undertaking not to breach the terms of the covenants contained in Section 8 below. The Company shall also provide the Executive with all benefits due in accordance with the terms of any applicable plans and programs of the Company and shall also pay to the Executive, in a lump sum in cash within 30 days after the Date of Termination, the Executive's accrued but unpaid cash compensation (the "Accrued Obligations"), which shall equal the sum of (1) any portion of the Executive's Annual Base Salary through the Date of Termination that has not yet been paid, (2) an amount representing the Annual Bonus for the year of termination based on target, and multiplying


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that amount by a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365 (the "Annual Bonus Amount"); (3) the Deferred Compensation and any other compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) that has not yet been paid; and (4) any accrued but unpaid Annual Bonuses and vacation pay; provided, however, that the Company's obligation to make any payments under this Section to the extent any such payment shall not have accrued as of the day before the Date of Termination shall also be conditioned upon the Executive's execution, and non-revocation, of a written release, substantially in the form attached hereto as Annex 1, (the "Release"), of any and all claims against the Company and all related parties with respect to all matters arising out of the Executive's employment by the Company (other than any entitlements under the terms of this Agreement or under any other plans or programs of the Company in which the Executive participated and under which the Executive has accrued a benefit), or the termination thereof.

               Notwithstanding the foregoing, in the event payment is due to the Executive under this Section following a Change of Control, then conditioned upon the Executive's execution, and non-revocation, of the Release and the Executive not breaching the terms of the covenants contained in Section 8 below, the Executive, in lieu of the amounts specified in the first sentence above, shall receive in a lump sum in cash within 30 days after the Date of Termination equal to 3 multiplied by the sum of the Executive's Base Salary and the Annual bonus paid to the Employee for the last full fiscal year (if any) ending during the Employment Period or, if higher, the Annual Bonus paid to the Employee for the last full fiscal year prior to the Change of Control. Fifty percent of such amount shall be consideration for the Executive's undertaking not to breach the terms of the covenants contained in Section 8 below. In addition, the Executive shall also be entitled in the case of the Deferred Compensation and any other compensation previously deferred by the Executive, to a lump sum equal to all amounts previously deferred (together with any accrued interest thereon) and not yet paid by the Company, and any accrued vacation pay not yet paid by the Company. For the remainder of the Employment Period, or such longer period as any plan, program, practice or policy may provide, the Company shall continue benefits to the Employee and/or the Employee's family at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies described in Section 3 of this Agreement if the Employee's employment had not been terminated, including health insurance and life insurance, in accordance with the most favorable plans, practices, programs or policies of the Company and its subsidiaries during the 90-day period immediately preceding the date on which the Change of Control occurs or, if more favorable to the Employee, as in effect at any time thereafter with respect to other key employees and their families and for purposes of eligibility for retiree benefits pursuant to such plans, practices, programs and policies, the Employee shall be considered to have remained employed until the end of the Employment Period and to have retired on the last day of such period.

               (b) DEATH OR DISABILITY. If the Executive's employment is terminated by reason of the Executive's death or Disability during the Employment Period, the Company, in addition to fulfilling its obligations under
Section 3(a) hereof, shall pay the Accrued Obligations to the Executive or the Executive's estate or legal representative, as applicable, in a lump sum in cash within 30 days after the Date of Termination, and the Company shall have no further obligations under this Agreement other than for any entitlements under the terms any other plans or programs of the Company in which the Executive participated and under which the Executive has accrued a benefit.

               (c) CAUSE; OTHER THAN FOR GOOD REASON. If the Executive's employment is terminated by the Company for Cause during the Employment Period, the Company shall pay the Executive the Annual Base Salary through the Date of Termination, the amount of the Deferred compensation and any other compensation previously deferred by the Executive (together with any accrued interest or earnings thereon), in each case to the extent not yet paid, and the amount of any earned but unpaid Annual Bonuses and vacation pay, and the Company shall have no further obligations under this Agreement other than for any entitlements under the terms any other plans or programs of the Company in which the Executive participated and under which the Executive has accrued a benefit. If the Executive voluntarily terminates employment during the Employment Period, other than for Good Reason, the Company shall pay the Accrued Obligations to the Executive in a lump sum in cash within 30 days of the Date of Termination, and the Company shall have no further obligations under this Agreement other than for any entitlements under the terms any other plans or programs of the Company in which the Executive participated and under which the Executive has accrued a benefit.

          6. NON-EXCLUSIVITY OF RIGHTS. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies for which the Executive may qualify, nor, subject to Section 13, shall anything in this Agreement limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliated companies. Vested benefits and other amounts that the Executive is otherwise entitled to receive under any plan, policy, practice or program of, or any contract or agreement with, the Company or any of its affiliated companies on or after the Date of Termination shall be payable in accordance with such plan, policy, practice, program, contract or agreement, as the case may be, except as explicitly modified by this Agreement.

          7. NO MITIGATION. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced, regardless of whether the Executive obtains other employment.

          8. CONFIDENTIAL INFORMATION; NON-SOLICITATION; NON-COMPETITION; LICENSING; NO CONFLICT. In exchange for the Company agreeing to accelerated vesting and exercisability of the Special Option upon any of the Triggering Events and the payment to the Executive of fifty percent of his Base Salary under Section 3(a) hereof for the balance of the Employment Period or fifty percent of the lump sum payment in lieu of Base Salary provided under Section 5 in the event of Executive's termination of employment following a Change of Control, the Executive agrees as follows:

               (a) The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data, customer information, supplier information, cost and pricing information, marketing and sales techniques, strategies and programs, computer programs and software and financial information relating to the Company or any of its affiliated companies and their respective businesses that the Executive obtains during the Executive's employment by the Company or any of its affiliated companies and that is not public knowledge (other than as a result of the Executive's violation of this paragraph (a) of Section 8)

("Confidential Information"). The Executive shall not communicate, divulge or disseminate Confidential Information at any time during or after the Executive's employment with the Company, except in the good faith performance of his duties hereunder, with the prior written consent of the Company or as otherwise required by law or legal process. In no event shall an asserted violation of the provisions of this paragraph (a) of Section 8 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

               (b) For a period of two years after the expiration or termination of the Executive's employment with the Company, the Executive will not, except with the prior written consent of the Board, directly or indirectly, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with, or use or permit Executive's name to be used in connection with, any business or enterprise which is engaged in any business that is competitive with any business or enterprise in which the Company is engaged at the Date of Termination or expiration of the Employment Period. In addition, the Executive agrees that he will not, for a period of two years after the expiration or termination of the Executive's employment with the Company, without the prior written consent of the Company, whether directly or indirectly, employ, whether as an employee, officer, director, agent, consultant or independent contractor, or solicit the employment of, any managerial or higher level person who is or at any time during the previous twelve months was an employee, representative, officer or director of the Company or any of its subsidiaries.

               (c) The Executive represents that he is licensed by the gaming authorities in Nevada and New Jersey and knows of no reason why a license necessary for him to perform his duties hereunder would not be granted to or maintained by him by those or similar authorities in the future.

               (d) Executive represents to the Company that neither his continuation of employment hereunder nor the performance of his duties hereunder conflicts with any contractual commitment on his part to any third party or violates or interferes with any rights of any third party.

               (e) The Executive acknowledges and agrees that the restrictions contained in this Section are reasonable and necessary to protect and preserve the legitimate interests, properties, goodwill and business of the Company, that the Company would not have entered into this Agreement in the absence of such restrictions and that irreparable injury will be suffered by the Company should the Executive breach any of those provisions. Executive represents and acknowledges that (i) the Executive has been advised by the Company to consult Executive's own legal counsel in respect of this Agreement, and (ii) that the Executive has had full opportunity, prior to execution of this Agreement, to review thoroughly this Agreement with the Executive's counsel.
The Executive further acknowledges and agrees that a breach of any of the restrictions in this Section cannot be adequately compensated by monetary damages. The Executive agrees that the Executive's right to the payments specified above in consideration for his undertakings under this Section shall be forfeited, the Executive's right to exercise the Special Option and a portion of the Regular Option shall cease and Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits in the event of any violation of this Section, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled; provided, however, that the foregoing remedies shall be conditioned upon the Company providing the Executive with at least 30 days written notice of its good faith belief that a violation of the Executive's undertakings hereunder has occurred and Executive failing to cease any such prohibited activity within 30 days after such written notice is given. In the event that any of the provisions of this Section should ever be adjudicated to exceed the time, geographic, service, or other limitations permitted by applicable law in any jurisdiction, it is the intention of the parties that the provision shall be amended to the extent of the maximum time, geographic, service, or other limitations permitted by applicable law, that such amendment shall apply only within the jurisdiction of the court that made such adjudication and that the provision otherwise be enforced to the maximum extent permitted by law. The Executive irrevocably and unconditionally (i) agrees that any suit, action or other legal proceeding arising out of this Section, including without limitation, any action commenced by the Company for preliminary and permanent injunctive relief and other equitable relief, may be brought in the United States District Court for the Southern District of California, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Los Angeles, California,
(ii) consents to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding, and (iii) waives any objection which the Executive may have to the laying of venue of any such suit, action or proceeding in any such court. The Executive also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers in a manner permitted by the notice provisions of Section 13 hereof.

          9. SUCCESSORS. (a) This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

               (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

               (c) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean both the Company as defined above and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise.

          10.  CHANGE OF CONTROL.

          (a) For the purpose of this Agreement, a "Change of Control" shall mean:

               (i) The acquisition by any person, entity or "group", within the meaning of Section 13(d) (3) or 14(d) (2) of the Securities Exchange Act of 1934 (the "Exchange Act"). (excluding, for this purpose, (A) the Company or its subsidiaries, (B) any employee benefit plan of the Company or its subsidiaries which acquires beneficial ownership of voting securities of the Company or (C) Barron Hilton, the Charitable Remainder Unitrust created by Barron Hilton to receive shares from the Estate of Conrad N. Hilton, or the Conrad N. Hilton Foundation, collectively the "Hilton Interests"), of beneficial ownership, (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% (or the higher threshold percentage contained in any shareholder rights plan of the Company) or more of either the then outstanding shares of common stock or the combined voting power of the Company's then outstanding voting securities entitled to vote generally in the election of directors; or

               (ii) Individuals who, as of the date hereof, constitute the Board (as of the date hereof the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company, as such terms are used in Rule 14 a-11 of Regulation 14A promulgated under the Exchange Act) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or

               (iii) Approval by the stockholders of the Company of (A) a reorganization, merger, consolidation, in each case, with respect to which persons who were the stockholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company's then outstanding voting securities, or (B) a liquidation or dissolution of the Company or (C) the sale of all or substantially all of the assets of the Company;

provided, however, that the Split was not a "Change of Control" for any purpose under this Agreement.

          (b) Upon a Change of Control, the right to purchase all shares subject to the Regular Option and the Special Option shall vest and become exercisable; provided, however, that with respect to the Special Option, such immediate vesting and exercisability shall be conditioned upon the Executive not breaching the terms of the covenants contained in Section 8.

          (c) Anything in this Agreement to the contrary notwithstanding, in the event that it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the "Payment"), would constitute an "excess parachute payment" within the meaning of Section 280G of the Code, the Executive shall be paid an additional amount (the "Gross-Up Payment") such that the net amount retained by the Executive after deduction of any excise tax imposed under Section 4999 of the Code, and any federal, state and local income and employment tax and excise tax imposed upon the Gross-Up Payment shall be equal to the Payment. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income tax and employment taxes at the highest marginal rate of federal income and employment taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence on the Termination Date, net of the maximum reduction in federal income taxes that may be obtained from the deduction of such state and local taxes.

          (d) All determinations to be made under this Section 10 shall be made by the Company's independent public accountant immediately prior to the Change of Control (the "Accounting Firm"), which firm shall provide its determinations and any supporting calculations both to the Company and the Executive within 10 days of the Termination Date. Any such determination by the Accounting Firm shall be binding upon the Company and the Executive.

Within five days after the Accounting Firm's determination, the Company shall pay (or cause to be paid) or distribute (or cause to be distributed) to or for the benefit of the Executive such amounts as are then due to the Executive under this Agreement.

          (e) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive knows of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

          (i) give the Company any information reasonably requested by the Company relating to such claim,

          (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the company,

          (iii) cooperate with the Company in good faith in order to effectively contest such claim, and

          (iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax, income tax or employment tax, including interest and penalties, with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 10, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearing and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a termination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided further, however, that if the Company directs the Executive to pay such claim and sue for a refund the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax, income tax or employment tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided further that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

          (f) If, after the receipt by the Executive of an amount advanced by the Company pursuant to this Section, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of subsection (d)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to this Section, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

          (g) All of the fees and expenses of the Accounting Firm in performing the determinations referred to in subsections (b) and (c) above shall be borne solely by the Company. The Company agrees to indemnify and hold harmless the Accounting Firm of and from any and all claims, damages and expenses resulting from or relating to its determinations pursuant to subsections (b) and (c) above, except for claims, damages or expenses resulting from the gross negligence or wilful misconduct of the Accounting Firm.

          (h) Following a Change of Control and for a period of not less than three years after the Date of Termination, the Executive be entitled to indemnification and, to the extent available on commercially reasonable terms, insurance coverage therefor, with respect to the various liabilities as to which the Executive has been customarily indemnified prior to the Change of Control.

          11   ARBITRATION.  The Company and the Executive mutually consent to the resolution by arbitration, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association, of all claims or controversies arising out of the Executive's employment (or its termination) that the Company may have against the Executive or that the Executive may have against the Company or against its officers, directors, shareholders, employees or agents in their capacity as such other than a claim which is primarily for an injunction or other equitable relief. The Company and the Executive shall equally share the fees and costs of the arbitrator, and each party shall bear its own costs in connection with any arbitration, unless the Executive shall prevail in an arbitration proceeding as to any material issue, in which case the Company shall reimburse the Executive for all reasonable costs, expenses and fees incurred in connection with such arbitration.

          12. LEGAL FEES. The Company agrees to pay all legal fees incurred by the Executive in connection with the negotiation and preparation of this Agreement, up to a maximum of $15,000.

          13. MISCELLANEOUS. (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

          (b) All notices and other communications under this Agreement shall be in writing and shall be given by hand to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

               IF TO THE EXECUTIVE:

               c/o Debevoise & Plimpton
               875 Third Avenue
               New York, NY 10022
                      Attention:  Lawrence Cagney

               IF TO THE COMPANY:

               9336 Civic Center Drive
               Beverly Hills, CA 90210

               Attention:  General Counsel

               WITH A REQUIRED COPY TO:

               Morgan, Lewis & Bockius LLP
               1701 Market Street
               Philadelphia, PA  19103-6993
                      Attention:  Robert J. Lichtenstein

or to such other address as either party furnishes to the other in writing in
accordance with this paragraph (b) of Section 13.   Notices and communications
shall be effective when actually received by the addressee.

          (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

          (d) Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

          (e) The Executive's or the Company's failure to insist upon strict compliance with any provision of, or to assert any right under, this Agreement (including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to paragraph (c) of Section 5 of this Agreement) shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.

          (f) This Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument.

          14. PRIOR AGREEMENTS. This Agreement supersedes all prior agreements, except for the provisions of Section 14 of this Agreement prior to amendment and restatement until the rights under that Section have expired, and otherwise sets forth the entire understanding among the parties hereto with respect to the subject matter hereof.

          IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization of its Board of Directors, the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

HILTON HOTELS CORPORATION



By
   --------------------------------     ---------------------------------
                                        Stephen F. Bollenbach